As filed with the Securities and Exchange Commission on September 27, 2024

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PETMED EXPRESS, INC.
(Exact name of registrant as specified in its charter)

Florida	65-0680967
(State or other jurisdiction of incorporation or organization)	(I. R. S. Employer Identification No.)

420 South Congress Avenue Delray Beach, Florida 33445
(Address, including zip code, of Principal Executive Offices)

2024 Inducement Incentive Plan
(Full title of the plan)

URS Agents Inc. 3458 Lakeshore Drive Tallahassee, Florida 32312 800-567-4397
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Roxanne K. Beilly, Esq. Roxanne K. Beilly, P.A. 907 SE 7th Street Fort Lauderdale, Florida 33301

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

    The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act or Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement and shall be deemed to be a part hereof:

(a)The Registrant’s Annual Report on Form 10-K for the year ended March 31, 2024, as filed with the Commission on June 14, 2024, including portions of the Registrant’s Definitive Proxy Statement on Schedule 14A for the 2024 annual meeting of shareholders, as filed with the Commission on June 24, 2024, and as amended in Schedule 14A Amendment No. 1 thereto, as filed with the Commission on July 2, 2024, to the extent specifically incorporated by reference therein;

(b)The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, as filed with the Commission on August 7, 2024;

(c)The Registrant’s Current Reports on Form 8-K filed with the Commission on April 29, 2024, May 20, 2024, May 31, 2024, June 24, 2024, August 5, 2024, August 8, 2024 and September 12, 2024;

(d)All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to above (in each case, except for the information furnished under Items 2.02 or 7.01 in any current report on Form 8-K); and

(e) The description of the common stock of the Registrant in its Registration Statement on Form 10-SB filed on January 10, 2000, including any amendment or report filed to update that description (including the Articles of Amendment to Restated and Amended Articles of Incorporation filed with the registrant’s Annual Report on Form 10-K filed with the Commission on May 22, 2015).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the Registration Statement has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written or oral requests for such copies should be directed to PetMed Express, Inc., Attention: Corporate Secretary, at 420 South Congress Avenue, Delray Beach, Florida 33445, telephone number (561) 526-4444.

Item 4.     Description of Securities.

Not applicable.

Item 5.        Interests of Named Experts and Counsel.

Not applicable.

Item 6.        Indemnification of Directors and Officers.

As a corporation incorporated in the State of Florida, we are subject to the Florida Business Corporation Act (the “Florida Act”). Section 607.0831 of the Florida Act provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0850(1) of the Florida Act, a corporation has the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0850(2) of the Florida Act, a corporation has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In addition, under Section 607.0850(3) of the Florida Act, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any proceeding referred to in Sections 607.0850(1) or 607.0850(2) described above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Under Section 607.0850 of the Florida Act, the indemnification and advancement of expenses provided pursuant to Section 607.0850 of the Florida Act are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the above liability provisions of Section 607.0834 are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.
Section 607.0850 also provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 607.0850.

Our bylaws require us to indemnify our directors and executive officers to the maximum extent permitted by the Florida Act. The bylaws further provide that we shall pay expenses (including attorneys’ fees) incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding for which such director or executive officer may be entitled to indemnification in advance of the final disposition of such action, suit or proceeding.

We have entered into separate indemnification agreements with each of our directors and executive officers, which provides such individuals with indemnification in addition to the indemnification provided for in the bylaws. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by such director and officer in any action or proceeding arising out of his or her service to us or any of our subsidiaries or any other company or enterprise to which the individual provides services at our request. Subject to certain limitations, these indemnification agreements also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us.

The limitation of liability and indemnification provisions in the bylaws and indemnification agreements may discourage shareholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other shareholders. Further, a shareholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

We believe the provisions in the bylaws and indemnification agreements discussed above are necessary to attract and retain qualified persons to serve as directors and officers of our company. We also maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, in the opinion of the Commission, unenforceable.

Item 7.         Exemption From Registration Claimed.

Not applicable.

Item 8.     Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form 10-SB, File No. 000-28827, filed January 10, 2000).
4.2
Articles of Amendment to the Amended and Restated Articles of Incorporation filed June 6, 2001 (incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the year ended March 31, 2015, filed May 22, 2015).

4.3	Second Amended and Restated By-Laws of PetMed Express, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed March 26, 2020).
5.1*	Opinion of Roxanne K. Beilly, P.A.
23.1*	Consent of RSM US LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Roxanne K. Beilly, P.A. (included in Exhibit 5.1 hereof).
99.1*	PetMed Express, Inc. 2024 Inducement Incentive Plan.
99.1.1*	Form of Restricted Stock Unit Award under 2024 Inducement Incentive Plan.
99.1.2*	Form of Performance Stock Unit Award under 2024 Inducement Incentive Plan.
99.1.3*	Form of Restricted Stock Award under 2024 Inducement Incentive Plan.
99.1.4*	Form of Stock Option Award under 2024 Inducement Incentive Plan.
107*	Calculation of Registration Fee
*     Filed herewith.

Item 9.     Undertakings.

(A) The Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delray Beach, State of Florida on September 27, 2024.

                        PETMED EXPRESS, INC.

By: /s/ Sandra Y. Campos
Sandra Y. Campos Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on September 27, 2024.

SIGNATURE
/s/ Sandra Y. Campos
Sandra Y. Campos	Chief Executive Officer and President (principal executive officer), and Director
/s/ Robyn D’Elia
Robyn D’Elia	Chief Financial Officer (principal financial officer)
/s/ Doug Krulik
Doug Krulik	Chief Accounting Officer (principal accounting officer)
/s/ Leslie C.G. Campbell
Leslie C.G. Campbell	Director, Chair of the Board
/s/ Gian M. Fulgoni
Gian M. Fulgoni	Director
/s/ Justin Mennen
Justin Mennen	Director
/s/ Diana Garvis Purcel
Diana Garvis Purcel	Director
/s/ Leah A. Solivan
Leah A. Solivan	Director